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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              AGENESIS CORPORATION

                                      * * *

         Pursuant to the provisions of the Florida Business Corporation Act, Agenesis Corporation hereby adopts the following Amended and Restated Articles of Incorporation, which amendments to the Corporation's Articles of Incorporation, as amended, contained therein were duly adopted by the shareholders of the Corporation on October 25, 2002 by the holders of the outstanding common stock, the only voting group, by written consent given in accordance with the provisions of F.S. 607.0704 and the number of shares adopting the Amended and Restated Articles of Incorporation by such group was sufficient for approval.

         1. The name of the Corporation is AGENESIS CORPORATION

         2. The Articles of Incorporation of the Corporation and hereby amended to read in their entirety as annexed hereto.

         3. Each share of this Corporation's outstanding common stock, $.001 par value per share, is hereby changed (without any further act) into one share of common stock, $.0000001 par value per share.

         Dated: October 25, 2002       AGENESIS CORPORATION



                                       By:
                                           ------------------------------------
                                           Warren Gilbert
                                           President


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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              AGENESIS CORPORATION

                                    ARTICLE 1

                                      NAME

         The name of the corporation is AGENESIS CORPORATION

                                    ARTICLE 2

                                     PURPOSE

         The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

                                    ARTICLE 3

                                  CAPITAL STOCK

                  The total amount of capital stock which this Corporation has the authority to issue is 999,000,000 shares of common stock, $.0000001 par value per share.

                                    ARTICLE 4

                   INDEMNIFICATION OF DIRECTORS, OFFICERS AND
                        OTHER AUTHORIZED REPRESENTATIVES

         1. INDEMNIFICATION. The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law.



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         2. EFFECT OF MODIFICATION. Any repeal or modification of any provision of this Article 4 by the shareholders of the Corporation shall not adversely affect any right to indemnification of a Director, officer, employee or agent of the Corporation existing at the time of the such repeal or modification.

         3. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

         4. NO RIGHTS OF SUBROGATION. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 5

                        RIGHT TO AMEND OR REPEAL ARTICLE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or any amendment hereto, in


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the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

                                    ARTICLE 6

                                  SEVERABILITY

         In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.



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